FIRST AMENDMENT TO THE

                      PRINCIPAL SPECIAL MARKETS FUND, INC.

                             SUB-ADVISORY AGREEMENT


The Sub-Advisory Agreement executed and entered into by and between Princor Management Corporation, an Iowa corporation, and Invista Capital Management, Inc., an Iowa corporation, on the 26th day of April, 1993, is hereby amended to including the following:

                      PRINCIPAL SPECIAL MARKETS FUNDS, INC.
                       SUB-ADVISORY AGREEMENT - APPENDIX A

                  Portfolio                              Fees as a Percent of
                                                       Average Daily Net Assets

1.  International Emerging Markets Portfolio                    1.15%

2.  International Securities Portfolio                          0.90%

3.  International SmallCap Portfolio                            1.00%

4.  Mortgage-Backed Securities Portfolio                        0.45%


Executed this ___1st__ day of ____November____, 1997


                                      Princor Management Corporation


                                      by:_/s/ A. S. Filean ______________


                                      Invista Capital Management, Inc.


                                      by:_/s/ C. R. Barnes________________